News Release

For:	Integrity Financial Corporation
Release Date:	Immediate
Contact:	Steve Aaron, 888/894-2483

Integrity Financial Announces Cash and Stock Dividends

HICKORY – Integrity Financial Corporation, a financial services holding company that includes Catawba Valley Bank, Northwestern Bank and First Gaston Bank, approved cash and stock dividends during the September 9, 2003 board meeting.

Stockholders of record for Integrity Financial as of October 31, 2003 will receive the semiannual cash dividend of $0.08 per share, plus a stock dividend of 10 percent. The dividends will be paid November 15, 2003.

“Our banks have accomplished much this year, and we will share those results with our stockholders,” Integrity president Steve Aaron said. “We remain true to our mission of being strong community banks, and the response of our customers is overwhelmingly favorable.

“We promised that our growth would be positive for stockholders, and this, too, is tangible proof.”

Aaron noted that among the growth within recent months includes the acquisition of Northwestern Bank, the organization of a stand-alone securities office, and a conversion of in-house data processing that will save hundreds of thousands of dollars in operating costs over the next few years.

“We also remain a leader in the pricing of products and services that meet the needs of individual communities,” Aaron added. “Despite a squeeze in interest margins and an additional rate cut by the Federal Reserve, we have enjoyed a healthy and profitable year.”

Catawba Valley Bank, based in Hickory, operates three Hickory offices, one in Newton-Conover, and a Mortgage Center. Additional offices in Statesville and Mooresville will open in October. Northwestern Bank, based in Wilkesboro and operating as a division of Catawba Valley Bank, operates offices in Wilkesboro, North Wilkesboro, Millers Creek, Taylorsville, West Jefferson and Boone. First Gaston Bank, based in Gastonia, operates offices in Gastonia, Belmont, Mt. Holly, Stanley and Dallas. The coverage area includes 17 offices over seven counties, all north and west of Charlotte.

For more information about each of the banks, subsidiaries, holding company, products, services, or stock information, call 888/894-2483.

September 12, 2003

6